Exhibit 99.1

NEWS RELEASE

ImmunityBio Strengthens Balance Sheet with $100 Million of Financing Transactions Including $75 Million of Non-Dilutive Financing to Support Global Expansion and Advancement of Broader Immunotherapy Pipeline

•	ImmunityBio to receive $75 million in non-dilutive funding under existing Revenue Interest Purchase Agreement (RIPA) with Oberland Capital, bringing total committed capital to $375 million

•

Simultaneously conversion of $25 million of the outstanding promissory note held by Nant Capital, an entity affiliated with Executive Chairman bolstering ImmunityBio’s balance sheet with reduction in the debt

•	Proceeds strengthen ImmunityBio’s balance sheet and support global expansion following recent approvals, while advancing company’s broader immunotherapy pipeline

CULVER CITY, Calif., March 31, 2026 — ImmunityBio, Inc. (NASDAQ: IBRX), a vertically integrated, commercial-stage immunotherapy company, today announced it has secured $75 million in non-dilutive financing under its existing Royalty Interest Purchase Agreement (RIPA) with Oberland Capital, increasing the total committed capital under the Agreement to $375 million. The amended agreement maintains existing terms, with a modest increase in the royalty payback rate while maintaining the royalty cap.

“This additional non-dilutive financing gives us the capacity to continue scaling our commercial efforts and expanding globally following recent ANKTIVA® approvals, while positioning us to take full advantage of the growth opportunities ahead,” said Richard Adcock, President and CEO of ImmunityBio. “The strengthening of the company’s balance sheet through non-dilutive financing from Oberland, combined with the Founder’s reduction of debt, supports our global expansion following recent approvals and the advancement of our immunotherapy pipeline.”

Simultaneous with the closing of the amendment to the RIPA, Nant Capital, LLC, an entity affiliated with our Executive Chairman, converted $25 million principal amount with the issuance of 4.6 million shares of the company’s common stock to Nant Capital, LLC and the reduction of debt under the $505 million December 2024 Promissory Note.

“The non-dilutive financing from Oberland and the conversion of debt to equity by Nant Capital, reflect strong confidence in ImmunityBio’s strategy and growth potential as a leading immunotherapy company paving the way for next-generation immunotherapy treatments,” said Patrick Soon-Shiong, M.D., Founder, Executive Chairman and Global Chief Medical and Scientific Officer of ImmunityBio.

Global Regulatory Approvals

ANKTIVA® in combination with BCG for the treatment of BCG-unresponsive non-muscle invasive bladder cancer (NMIBC) carcinoma in situ (CIS), with or without papillary tumors, is now approved or authorized across five regulatory jurisdictions, representing approximately 34 countries:

•	United States: U.S. Food and Drug Administration (FDA) approval (April 2024)

•	United Kingdom: Medicines and Healthcare products Regulatory Agency (MHRA) authorization (July 2025)

•

Kingdom of Saudi Arabia: Saudi Food and Drug Authority (SFDA) accelerated approval for BCG-unresponsive NMIBC CIS (January 2026) and conditional accelerated approval for metastatic non-small cell lung cancer (NSCLC) in combination with checkpoint inhibitors (January 2026), the first jurisdiction globally to authorize ANKTIVA for lung cancer

•	European Union: European Commission conditional marketing authorization covering all 27 EU member states plus Iceland, Norway, and Liechtenstein (February 2026)

•	Macau Special Administrative Region (SAR): Pharmaceutical Administration Bureau authorization (March 2026)

This global regulatory footprint of 34 countries was established in under two years from initial U.S. FDA approval in 2024, reflecting rapid international expansion.

About ANKTIVA® (nogapendekin alfa inbakicept-pmln)

The cytokine interleukin-15 (IL-15) plays a crucial role in the immune system by affecting the development, maintenance, and function of key immune cells—NK and CD8+ killer T cells—that are involved in killing cancer cells. By activating NK cells, ANKTIVA® overcomes the tumor escape phase of clones resistant to T cells and restores memory T cell activity with resultant prolonged duration of complete response. ANKTIVA is a first-in-class IL-15 receptor superagonist IgG1 fusion complex, consisting of an IL-15 mutant (IL-15N72D) fused with an IL-15 receptor alpha, which binds with high affinity to IL-15 receptors on NK, CD4+, and CD8+ T cells. This fusion complex of ANKTIVA® mimics the natural biological properties of the dendritic cell membrane-bound IL-15 receptor alpha driving the activation and proliferation of NK cells with the generation of memory killer T cells that have retained immune memory against these tumor clones.

About ImmunityBio

ImmunityBio, Inc. is a biotechnology company focused on innovating, developing, and commercializing next-generation immunotherapies designed to activate the patient’s immune system and deliver durable protection against cancer and infectious diseases. Our approach harnesses both the adaptive and innate immune systems with the goal of restoring immune function and generating lasting immunological memory in patients. At the core of our strategy is the Cancer BioShield™ platform, which is designed to stimulate critical lymphocytes, including natural killer (NK) cells, cytotoxic T cells, and memory T cells via our proprietary IL-15 receptor superagonist, ANKTIVA® (nogapendekin alfa inbakicept). Our Cancer BioShield platform is anchored by this antibody-cytokine fusion protein and is complemented by a portfolio that includes adenovirus-vectored vaccines, allogeneic (off-the-shelf) and autologous NK-cell therapies, and additional immunomodulators intended to promote immunogenic cell death and support durable immune responses while potentially reducing reliance on high-dose chemo-radiation therapy. For more information, visit ImmunityBio.com and connect with us on X (Twitter), Facebook, LinkedIn, and Instagram.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the clinical development, therapeutic potential, safety, efficacy, and regulatory pathway of ANKTIVA; the anticipated clinical benefits of ANKTIVA plus BCG in patients with BCG-naïve non-muscle invasive bladder cancer (NMIBC) carcinoma in situ (CIS); the potential for ANKTIVA plus BCG to improve durability of complete response compared to BCG alone; the anticipated impact of the funding under the RIPA to support continued scaling of ImmunityBio’s commercial efforts and global expansion following recent approvals, while advancing the Company’s broader immunotherapy pipeline; and payments to be made under the RIPA, as amended.

These forward-looking statements are based on current expectations, estimates, forecasts, and projections, as well as the beliefs and assumptions of management, and are subject to significant risks and uncertainties. Actual results may differ materially from those expressed or implied by such forward-looking statements due to a variety of factors, including, but not limited to: risks related to clinical trial design, enrollment, timing, interim analyses, and final data outcomes; the possibility that interim results may not be predictive of final trial results; regulatory risks, including the timing and outcome of interactions with the FDA and other regulatory authorities, and the risk that a BLA may not be submitted when anticipated or, if submitted, may not be approved or may require additional data or studies; risks related to safety signals or adverse events that may arise during continued evaluation; the Company’s ability to manufacture sufficient quantities of ANKTIVA and recombinant BCG to support clinical development and potential commercialization; risks associated with product supply, including ongoing BCG shortages; competitive developments; changes in standard-of-care treatment; market acceptance; reimbursement; and intellectual property protection.

More details about these and other risks that may impact ImmunityBio’s business are described under the heading “Risk Factors” in the Company’s Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on February 23, 2026 and in subsequent filings made by ImmunityBio with the SEC, which are available on the SEC’s website at www.sec.gov. ImmunityBio cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. ImmunityBio does not undertake any duty to update any forward-looking statement or other information in this press release, except to the extent required by law.

ImmunityBio Contacts:

Investors

Hemanth Ramaprakash, PhD, MBA

ImmunityBio, Inc.

+1 858-746-9289

Hemanth.Ramaprakash@ImmunityBio.com

Media

Sarah Singleton

ImmunityBio, Inc.

+1 415-290-8045

Sarah.Singleton@ImmunityBio.com